db-X Exchange-Traded Funds Inc.

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I. COVERED OFFICERS/PURPOSE OF THE CODE

This code of ethics (the “Code”) applies to the Principal Executive Officer and Principal Financial Officer (the “Covered Officers,” each of whom are set forth in Exhibit A) of db-X Exchange-Traded Funds Inc. (the “Fund”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•	compliance with applicable laws, rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (“Investment Company Act”), and the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. The Fund’s and DBX Strategic Advisors LLC’s (the “Adviser”) compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the Fund’s Adviser or sub-adviser, of which the Covered Officers may be officers or employees, or officers or employees of affiliates. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the Adviser or sub-adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser or sub-adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Adviser or sub-adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund’s Board of Directors (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

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Each Covered Officer must:

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not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer[1] would benefit personally to the detriment of the Fund;

•	not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Fund; and

•

not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some potential conflict of interest situations that should be discussed with the Fund’s Chief Compliance Officer (“CCO”) in order to determine whether these situations pose a material risk of causing detriment to the Fund. Examples of these include:

•	service as a director on the board of any public or private company;

[1]

Any activity or relationship that would present a conflict for a Covered Officer would also present a conflict for the Covered Officer if a member of a Covered Officer's family (spouse, minor children and any account over which a Covered Officer is deemed to have beneficial interest) engages in such an activity or has such a relationship.

•

the receipt of any non-nominal gifts or the conveyance of any value (including entertainment) from any company with which the Fund has current or prospective business dealings, to the extent the situation is not addressed by the Fund’s 17j-1 Code of Ethics or the Adviser’s Code of Ethics, except: (a) any non-cash gifts of nominal value (nominal value is less than $100); and (b) customary and reasonable meals and entertainment at which the giver is present, such as the occasional business meal or sporting event;

•

the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety, to the extent the situation is not addressed by the Fund’s 17j-1 Code of Ethics or the Adviser’s Code of Ethics;

•

any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than the Adviser, principal underwriter, administrator or any affiliated person thereof; and

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III. DISCLOSURE AND COMPLIANCE

Each Covered Officer should:

•	familiarize himself with the disclosure requirements generally applicable to the Fund;

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not knowingly misrepresent, or knowingly cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s Directors and auditors, and to governmental regulators and self-regulatory organizations;

•

to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and the Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•

comply with his or her obligations under the Fund’s Disclosure Controls and Procedures and certification requirements relating to the reports on Form N-CSR (certified shareholder reports) and Form N-Q (quarterly schedule of portfolio holdings) that the Fund is required to file.

It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

•	annually thereafter affirm in writing to the Board that he has complied with the requirements of the Code;

•	annually disclose affiliations and other relationships related to conflicts of interest;

•	not retaliate against any other Covered Officer or any employee of the Fund or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify the CCO promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Any approvals or waivers sought by the Covered Officers must be considered by the CCO. In rendering decisions and interpretations and in conducting investigations of potential violations under the Code, the CCO may, at the CCO’s discretion, consult with such persons as it determines to be appropriate, including, but not limited to, a senior legal officer of the Fund or the Adviser or its affiliates, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Fund’s audit committee for the retention of independent auditors to perform permissible non-audit services.

The Fund will follow these procedures in investigating and enforcing this Code:

•	the CCO will take all appropriate action to investigate any potential violations reported to the Committee;

•	if, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action;

•

if the CCO determines that a violation has occurred, the CCO will inform and make a recommendation to the Directors that are not “interested persons” of the Fund, as such term is defined in the Investment Company Act (“Independent Directors”), who will consider appropriate action, which may include: (i) review of, and appropriate modifications to, applicable policies and procedures; (ii) notification to appropriate personnel of the Adviser or its board; or (iii) a recommendation to dismiss the Covered Officer;

•	the CCO will be responsible for granting waivers, as appropriate, and will provide a report annually to the Board describing any waivers granted; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V. OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund’s and the Adviser’s and principal underwriter’s codes of ethics under Rule 17j-l under the Investment Company Act, and any other codes of conduct applicable to such entities, are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI. AMENDMENTS

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the Independent Directors.

VII. CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Fund’s counsel, the Board, independent auditors or other consultants referred to in Section IV, above.

VIII. INTERNAL USE

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

Adopted: July 24, 2007

Amended on November 2, 2009

Amended on July 25, 2011

EXHIBIT A

PERSONS COVERED BY CODE OF ETHICS

Alex N. Depetris – President and Chief Executive Officer

Michael Gilligan – Treasurer, Chief Financial Officer and Controller